Exhibit 21.1

Subsidiaries of the Registrant

Circle Bank
a California corporation

Unconsolidated Subsidiaries

New West Statutory Trust I
a Connecticut Statutory Trust

New West Statutory Trust II
a Delaware Statutory Trust